FUSION CONTACT:

Philip Turits
212-201-2407

pturits@fusiontel.com

FUSION RECEIVES NYSE ALTERNEXT US LLC NOTICE OF DELISTING AND ANNOUNCES ITS INTENT TO APPEAL

NEW YORK, February 12, 2009 - Fusion (Amex: “FSN”; “FSN.WS”) today announced that the Company received notice from the NYSE Alternext US LLC (formerly AMEX, the “Exchange”) on February 6, 2009, indicating the Exchange’s intent to strike the Company’s common stock and common stock purchase warrants (collectively the “Securities”) from listing on the Exchange. The Exchange notice reflects the view of the Staff of the Exchange that the Company’s proposed plan of compliance, submitted on November 17, 2008, did not satisfactorily demonstrate the Company’s ability to regain compliance with deficiencies under the following sections of the Exchange Company Guide:

•	Section 1003(a)(ii) in that Fusion has stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years;

•	Section 1003(a)(iii) in that Fusion has stockholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years; and,

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Section 1003(a)(iv) in that Fusion has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether Fusion will be able to continue operations and/or meet its obligations as they mature.

The Exchange notice also cites deficiencies under the following sections of the Exchange Company Guide as additional bases for its determination:

•	Section 1003(a)(i) in that Fusion has stockholders’ equity below $2 million and net losses in two of its three most recent fiscal years, and,

•	Section 1003(f)(v) in that the Company did not adequately address the low selling price of its securities within a reasonable time following being advised by the Staff of the Exchange that it deemed it appropriate for the Company to effect a reverse stock split.

The Company intends to appeal the Exchange’s decision on or before Friday, February 13, 2009. The Company’s Securities will continue to be listed on the Exchange pending a decision of the Listing Qualifications Panel that will hear the Company’s appeal. If the Company’s Securities are delisted from the Exchange, the Company believes its Securities are eligible to continue trading on the Over-the-Counter Bulletin Board.

About Fusion: Fusion delivers a full range of IP-based services to customers worldwide.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.